Exhibit 99.1


           Delta Apparel Reports Third Quarter 2007 Results

             -- Sales Increase to Record $85.0 Million --

           -- Reports Diluted Earnings per Share of $0.32 --

               --Declares Quarterly Dividend of $0.05--


    DULUTH, Ga.--(BUSINESS WIRE)--April 27, 2007--Delta Apparel, Inc. (AMEX: DLA) today reported financial results for its third fiscal quarter ended March 31, 2007. The Company's results for the fiscal 2007 third quarter include the operations of FunTees, which was acquired on October 2, 2006. The Company's results are consistent with previously disclosed revenue and diluted earnings per share estimates.

    Net sales for the three months ended March 31, 2007 increased 22.6% to a third quarter record of $85.0 million compared to $69.4 million in the prior year's third quarter. The increase was primarily due to the addition of FunTees and sales growth in the Soffe business, offset by lower sales in the Delta catalog and Junkfood businesses. Net income for the third quarter was $2.8 million, or $0.32 per diluted share, compared to the prior year's level of $2.7 million, or $0.31 per diluted share.

    Gross margins for the fiscal third quarter were 24.4% compared to 27.7% in the prior year third quarter principally as a result of the inclusion of the FunTees business into the Company's overall results, as the private label business generally carries lower gross margins than the Company's branded businesses. Margins in the FunTees business are expected to increase in fiscal year 2008 as lower cost textile manufacturing is achieved from the integration into Delta's textile facility. SG&A expenses for the fiscal 2007 third quarter decreased to 18.2% of sales compared to 20.1% of sales in the prior year period due to the lower selling, general and administrative costs associated with FunTees.

    Robert W. Humphreys, President and CEO, commented, "We are pleased to have met our revenue and earnings estimates for the third quarter and continue our focus on building a platform that will enhance our operating efficiencies and maximize segment growth. Looking at the performance in our two segments, sales in our retail ready segment were relatively flat compared to the prior year period. Sales growth was impacted by order reductions at Junkfood and slower than expected sell-through of the Soffe products at retail stemming from colder weather that lasted throughout the third quarter in many regions of the country. Despite this, Soffe continued to grow its revenue and is on pace to have another year of double digit sales growth. Many of our initiatives at Junkfood, including new licenses and enhanced products, are gaining traction with our customers and we expect to achieve revenue growth in the Junkfood business in the fourth quarter compared to the prior year period."

    Mr. Humphreys continued, "Our activewear segment did not achieve the results we were expecting in the third quarter due to lower pricing for basic t-shirts in the marketplace. We chose not to match the lower pricing which decreased our total unit volume but slightly improved our average selling price. We expect competitive pricing of basic t-shirts will continue into the fourth quarter. While our manufacturing efficiency with the integration of FunTees was below our expectations in the third quarter and is expected to negatively impact our fourth quarter earnings results, we are well underway to gaining greater operating leverage and achieving improved manufacturing efficiency in our activewear segment in the coming fiscal year."

    Mr. Humphreys concluded, "We continue to make steady progress on several major initiatives that we expect will improve our position as a quality branded and private label activewear apparel company. During the third quarter, we transitioned all the FunTees textile equipment into our existing Maiden, N.C. plant and began producing the FunTees' custom-knit products in that facility. Our Honduran textile initiative is on pace to begin production in the first half of fiscal year 2008 and achieve cost savings over our U.S. textile manufacturing in the second half of the year. These initiatives should improve our profitability and lower our working capital requirements in our activewear segment. We remain committed to enhancing shareholder value and believe our initiatives will improve our prospects for growth in all segments of our business in the upcoming fiscal year."

    Fiscal 2007 Guidance

    For the fourth fiscal quarter ending June 30, 2007, the Company expects sales to be in the range of $100 to $106 million and diluted earnings to be in the range of $0.50 to $0.55 per share. This compares to sales of $82.5 million and diluted earnings of $0.73 per share in the prior year fourth fiscal quarter. For the 2007 fiscal year, the Company expects net sales to be in the range of $320 to $326 million and diluted earnings per share to be in the range of $1.15 to $1.20. This compares to previous fiscal 2007 guidance issued on February 2, 2007, of revenues in the range of $315 to $330 million and diluted earnings per share in the range of $1.33 to $1.46.

    Retail-Ready Apparel

    This segment, which includes the Soffe and Junkfood businesses, reported a slight sales decline of $0.1 million, or 0.4%, to $32.7 million for the third quarter of fiscal year 2007. The sales decline was driven by lower sales in the licensed t-shirt business, offset partially by increased sales in the Soffe business. While Junkfood sales declined from the prior year third quarter, they were above the Company's expectations for the quarter. Junkfood sales orders for the fourth fiscal quarter are showing improvement and management anticipates achieving fourth quarter sales growth over the prior year period in this business. The Soffe business continued to increase its sales, achieving a 3.6% increase in sales from its prior year third quarter, although the cold weather throughout the third fiscal quarter slowed the sales of spring merchandise. Operating income in the Retail-Ready segment for the third fiscal quarter of 2007 increased $0.2 million from the prior year quarter to $4.1 million due primarily to manufacturing improvements achieved in the Soffe business.

    Activewear Apparel

    The activewear segment, which includes the Delta Apparel business and the newly acquired FunTees business, reported sales of $52.3 million for the three months ended March 31, 2007 compared to $36.6 million in the prior year period. The increase in sales was primarily a result of the inclusion of FunTees sales of $19.0 million, offset by an 8.7% decline in sales in the Delta business. Sales of specialty and private label products continued to be solid and yielded healthy margins. Marketplace pricing of core basic t-shirts declined in the third quarter which Delta did not match, resulting in 9.4% lower volume than the prior year third quarter. The lower volume was offset slightly by higher average selling prices. Operating income declined $0.1 million to $1.1 million compared to $1.2 million in the prior year third quarter due to these factors.

    Dividend Payment

    The Board of Directors declared a dividend of five cents per common share of stock payable on Tuesday, May 29, 2007 to shareholders of record as of the close of business on Wednesday, May 16, 2007. This dividend was declared pursuant to the Company's previously announced quarterly dividend program, which the Company may amend or terminate at any time.

    Conference Call

    The Company will hold a conference call with senior management to discuss the financial results at 9:00 a.m. ET today. The Company invites you to join the call by dialing (913) 981-4903. A live webcast of the conference call will be available on the Company's web site at www.deltaapparel.com.

    About Delta Apparel, Inc.

    Delta Apparel, Inc., along with its wholly owned subsidiaries, M.
J. Soffe Company and Junkfood Clothing Company, is a marketer, manufacturer and distributor of high quality branded and private label activewear apparel. The Company specializes in selling a variety of casual and athletic activewear tops and bottoms, embellished and unembellished T-shirts, and fleece products for the ever-changing apparel market. The Company focuses on its broad distribution of apparel products to specialty and boutique stores, high-end and mid-tier retail stores, sporting goods stores, screen printers, and private label accounts. In addition, certain products are sold in college bookstores and to the U.S. Military. The Company's operations are located throughout the United States, Honduras, El Salvador and Mexico and the Company employs approximately 6,200 people worldwide. Additional information on the Company is available at www.deltaapparel.com.

    Statements and other information in this press release that are not reported financial results or other historical information are forward-looking statements. These are based on our expectations and are necessarily dependent upon assumptions, estimates and data that we believe are reasonable and accurate but may be incorrect, incomplete or imprecise. Forward-looking statements are also subject to a number of business risks and uncertainties, any of which could cause actual results to differ materially from those set forth in or implied by the forward-looking statements. The risks and uncertainties include, among others, the ability to achieve synergies in connection with the FunTees acquisition and to integrate it successfully into our business, changes in the retail demand for apparel products, the cost of raw materials, competitive conditions in the apparel and textile industries, the relative strength of the United States dollar as against other currencies, changes in United States trade regulations, the discovery of unknown conditions (such as environmental matters and similar items) and other risks described in "Item 1A. Risk Factors" in our annual Report on Form 10-K for the fiscal year ended July 1, 2006 and from time to time in our reports filed with the Securities and Exchange Commission. Accordingly, any forward-looking statements do not purport to be predictions of future events or circumstances and may not be realized. We do not undertake publicly to update or revise the forward-looking statements even if it becomes clear that any projected results will not be realized.

                          (Tables to follow)



SELECTED FINANCIAL DATA:
(In thousands, except per share amounts)
                               Three Months Ended   Nine Months Ended
                               March 31,  April 1, March 31, April 1,
                                  2007      2006      2007      2006
                               ---------- -------- --------- ---------

Net Sales                        $85,013  $69,365  $220,642  $187,640
Cost of Goods Sold                64,294   50,149   166,494   131,461
                               ---------- -------- --------- ---------
Gross Profit                      20,719   19,216    54,148    56,179

Selling, General and
 Administrative                   15,471   13,953    42,984    40,421
                               ---------- -------- --------- ---------
Operating Income                   5,248    5,263    11,164    15,758

Other (Expense) Income, net          (18)    (128)       74       276
Interest Expense, net              1,384    1,056     3,813     2,738
                               ---------- -------- --------- ---------
Income Before Provision for
 Income Taxes and Extraordinary
 Gain                              3,846    4,079     7,425    13,296

Provision for Income Taxes         1,068    1,335     2,440     4,799

                               ---------- -------- --------- ---------
Income before Extraordinary
 Gain                              2,778    2,744     4,985     8,497

Extraordinary Gain, Net of
 Taxes                                 -        -       672         -

                               ---------- -------- --------- ---------
Net Income                       $ 2,778  $ 2,744  $  5,657  $  8,497
                               ========== ======== ========= =========


Weighted Average Shares
 Outstanding
       Basic                       8,524    8,622     8,536     8,591
       Diluted                     8,686    8,730     8,701     8,645

Net Income per Common Share,
 before Extraordinary Gain
       Basic                     $  0.33  $  0.32  $   0.58  $   0.99
       Diluted                   $  0.32  $  0.31  $   0.57  $   0.98

Net Income per Common Share,
 after Extraordinary Gain
       Basic                     $  0.33  $  0.32  $   0.66  $   0.99
       Diluted                   $  0.32  $  0.31  $   0.65  $   0.98





                                         March 31, July 1,   April 1,
                                            2007      2006      2006
                                         --------- --------- ---------

Current Assets:
       Cash                              $    465  $    642  $    524
       Accounts Receivable, Net            49,046    47,525    40,434
       Income Taxes Receivable              1,023         -       737
       Inventories, Net                   132,534   103,660   112,710
       Deferred Income Taxes                2,217     2,710     2,683
       Other Assets                         3,253     2,708     3,002
                                         --------- --------- ---------
Total Current Assets                      188,538   157,245   160,090

Noncurrent Assets:
       Property, Plant & Equipment, Net    26,584    21,164    20,959
       Goodwill and Other Intangibles,
        Net                                22,435    22,467    19,577
       Deferred Income Taxes                    -         -         -
       Other Assets                         2,317     2,247     2,170
                                         --------- --------- ---------
Total Noncurrent Assets                    51,336    45,878    42,706

                                         --------- --------- ---------
Total Assets                             $239,874  $203,123  $202,796
                                         ========= ========= =========


Current Liabilities:
       Accounts Payable and Accrued
        Expenses                         $ 55,879  $ 49,366  $ 41,760
       Current Portion of Long Term
        Debt                                2,938     3,683     3,683
       Income Taxes Payable                     -       986         -
                                         --------- --------- ---------
Total Current Liabilities                  58,817    54,035    45,443

Noncurrent Liabilities:
       Long-Term Debt                      75,464    46,967    60,582
       Deferred Income Taxes                  942     1,123       789
       Other Noncurrent Liabilities             7        10        15
                                         --------- --------- ---------
Total Noncurrent Liabilities               76,413    48,100    61,386

Stockholders' Equity                      104,644   100,988    95,967

                                         --------- --------- ---------
Total Liabilities and Stockholders'
 Equity                                  $239,874  $203,123  $202,796
                                         ========= ========= =========



    CONTACT: Delta Apparel, Inc.
             Deborah Merrill, (864) 232-5200 x6620
             Chief Financial Officer
             or
             Investor Relations
             Integrated Corporate Relations
             Bill Zima, 203-682-8200